United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 29, 2020

Fidelity National Financial, Inc.

(Exact name of Registrant as Specified in its Charter)

001-32630

(Commission File Number)

Delaware	16-1725106
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

601 Riverside Avenue

Jacksonville, Florida 32204

(Address of Principal Executive Offices, including Zip Code)

(904) 854-8100

(Registrant's Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
FNF Common Stock, $0.0001 par value	FNF	New York Stock Exchange
5.50% Notes due September 2022	FNF22	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement

On October 29, 2020, Fidelity National Financial, Inc. (the “Company”) entered into an amendment and restatement of its existing $800 million fourth amended and restated credit agreement (as previously amended, the “Existing Credit Agreement”), dated as of April 27, 2017, with Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the financial institutions party thereto as lenders (the “Restated Credit Agreement”). Among other changes, the Restated Credit Agreement amends the Existing Credit Agreement to extend the maturity date from April 27, 2022 to October 29, 2025.

Revolving loans under the Restated Credit Agreement generally bear interest at a variable rate based on either (i) the base rate (which is the highest of (a) one-half of one percent in excess of the federal funds rate, (b) the Administrative Agent’s “prime rate”, or (c) the sum of one percent plus one-month LIBOR) plus a margin of between 10.0 and 60.0 basis points depending on the senior unsecured long-term debt ratings of the Company or (ii) LIBOR plus a margin of between 110.0 and 160.0 basis points depending on the senior unsecured long-term debt ratings of the Company. At the current Standard & Poor’s and Moody’s senior unsecured long-term debt ratings of BBB/Baa2, respectively, the applicable margin for revolving loans subject to LIBOR is 140 basis points. In addition, the Company will pay a commitment fee of between 15.0 and 40.0 basis points on the entire facility, also depending on the Company’s senior unsecured long-term debt ratings.

Under the Restated Credit Agreement, the Company is subject to customary affirmative, negative and financial covenants, including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness, restrictions on investments, dispositions and transactions with affiliates, limitations on dividends and other restricted payments, a minimum net worth and a maximum debt to capitalization ratio. The Restated Credit Agreement also includes customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, if an event of default occurs and is continuing, the interest rate on all outstanding obligations may be increased, payments of all outstanding loans may be accelerated and/or the lenders' commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Restated Credit Agreement shall automatically become immediately due and payable, and the lenders' commitments will automatically terminate. Under the Restated Credit Agreement, the financial covenants remain essentially the same as under the Existing Credit Agreement.

The Restated Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the Restated Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Restated Credit Agreement, and is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 9.01.     Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Fifth Amended and Restated Credit Agreement, dated as of October 29, 2020, by and among Fidelity National Financial, Inc., a Delaware corporation, as the borrower, Bank of America, N.A., as administrative agent, and the financial institutions party thereto as lenders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Financial, Inc.

Date:	November 4, 2020	By:	/s/ Michael L. Gravelle
			Name:	Michael L. Gravelle
			Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Fifth Amended and Restated Credit Agreement, dated as of October 29, 2020, by and among Fidelity National Financial, Inc., a Delaware corporation, as the borrower, Bank of America, N.A., as administrative agent, and the financial institutions party thereto as lenders.